Exhibit 1.1
Maxcom Telecomunicaciones,
Sociedad Anónima Bursátil
de
Capital Variable
(English Translation of the Bylaws)

Translation for information purposes only
Table of Contents

CHAPTER ONE. CORPORATE NAME AND SUPPLEMENTARY REGULATIONS, CORPORATE PURPOSE, NATIONALITY AND FOREIGN SHAREHOLDERS	4
One. Corporate Name and Supplementary Regulations	4
Two. Corporate Purpose	4
Three. Registered Office	6
Four. Term	6
Five. Nationality and Foreign Shareholders	6
CHAPTER TWO. CAPITAL STOCK AND SHARES	7
Six. Composition of the Capital Stock, Shares and Voting Rules	7
Seven. Capital Stock Variations; Treasury Shares and Trading	9
Eight. Limitations on the Acquisition of Shares and Acquisition of Own Shares	12
Nine. Limited Voting Shares	15
Ten. Share Certificates	15
Eleven. Stock Ledger	15
Twelve. Cancellation of Registration with the National Securities Registry	16
CHAPTER THREE. MANAGEMENT AND SURVEILLANCE OF THE COMPANY	16
SECTION ONE – BOARD OF DIRECTORS	16
Thirteen. Composition of the Board of Directors	16
Fourteen. Appointment of Directors	17
Fifteen. Minority Rights for Designating Directors	18
Sixteen. Meetings of the Board of Directors; Quorum and Voting Procedures	18
Seventeen. Meetings of the Board of Directors; Notice and Place of Meeting	18
Eighteen. Chairman and Secretary of the Meetings of the Board of Directors	19
Nineteen. Minutes of the Board of Directors Meetings	19
Twenty. Board of Directors Resolutions without a Meeting	19
Twenty One. Powers and Duties of the Board of Directors	19
Twenty Two. Additional Powers of the Board of Directors; Responsibility of the Directors and Safe-Harbor	23
Twenty Three. Powers and Duties of the Chairman of the Board of Directors	24
Twenty Four. Powers and Duties of the Secretary of the Board of Directors	25
Twenty Five. Indemnity for Directors	26
Twenty Sixth. Fidelity Bonds for Directors, Chief Executive Officer and Relevant Officers	28
SECTION TWO – CHIEF EXECUTIVE OFFICER	28
Twenty Seven. Designation and Powers of the Chief Executive Officer	28
Twenty Eight. Powers and Duties of the Chief Executive Officer	28
Twenty Nine. Specific Powers of the Chief Executive Officer	30
Thirty. Indemnity for Chief Executive Officer and Relevant Officers	31
SECTION THREE – BOARD COMMITTEES	31
Thirty One. Creation of Committees	31
Thirty Two. Surveillance of the Company	32
Thirty Three. Composition and Operation of Committees performing Audit and Corporate Governance Duties	32
Thirty Four. Audit Committee Duties and Obligations	32

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Thirty Five. Corporate Governance Duties and Obligations	33
Thirty Six. Operating Committee or Executive Committee	33
Thirty Seven. Engagement of Outside Auditors and Advisors	34
CHAPTER FOUR. SHAREHOLDERS MEETINGS	34
Thirty Eight. Notices of Meeting	34
Thirty Nine. Supreme Authority	35
Forty. General Ordinary Shareholders Meetings	35
Forty One. General Extraordinary Shareholders Meetings	36
Forty Two. Minority Rights	37
Forty Three. Attendance at Shareholders Meetings	37
Forty Four. The Meeting; Minutes	39
CHAPTER FIVE. FISCAL YEAR AND FINANCIAL STATEMENTS	39
Forty Five. Fiscal Years	39
Forty Six. Financial Statements	39
Forty Seven. Profit Allocation	39
CHAPTER SIX. DISSOLUTION AND LIQUIDATION OF THE COMPANY	39
Forty Eight. Dissolution	39
Forty Nine. Liquidation	40
Fifty. Powers of Liquidators	40
Fifty One. Registration of Liquidators	40
CHAPTER SEVEN. APPLICABLE LAW AND JURISDICTION	40
TRANSITORY CLAUSES	40
Clause One Transitory	40
Clause Two Transitory	40

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Maxcom Telecomunicaciones, S.A.B. de C.V.
BYLAWS
CHAPTER ONE. CORPORATE NAME AND SUPPLEMENTARY REGULATIONS, CORPORATE PURPOSE, NATIONALITY AND FOREIGN SHAREHOLDERS
One. Corporate Name and Supplementary Regulations.
     (a) Corporate Name. The corporate name of the company is “Maxcom Telecomunicaciones”, which shall be followed by the words “Sociedad Anónima Bursátil de Capital Variable” or the abbreviation thereof “S.A.B. de C.V.” (the “Company”).
     (b) Supplementary Regulations. In addition to what is provided for in these bylaws, the Company shall be governed by the Securities Market Law (Ley del Mercado de Valores), the administrative regulations issued in accordance therewith and, in a supplementary manner, the General Law of Business Corporations (Ley General de Sociedades Mercantiles).
Two. Corporate Purpose.
     The purpose of the Company is to:
     (a) Install, acquire, operate and exploit a public telecommunications network and/or radio-spectrum frequency bands, in each case granted by the Mexican federal government through the Ministry of Communications and Transportation (Secretaría de Comunicaciones y Transportes) or any other governmental agency, as well as to provide auxiliary and related services (including, without limitation, the provision of local telephony, domestic and international long distance telecommunication services, public telephony, voice, data, images, programs (including cable television programming and Internet protocol transmission).
     (b) Market, buy, sell, import, export, industrialize, distribute, manufacture, represent, receive or grant under any concession or agency, rent, and lease any kind of goods, products, services and value-added secondary services, and trade, in general, any equipment, services and goods of any kind related to the communications industry.
     (c) Promote, incorporate, organize, exploit, acquire and participate in the capital stock or assets of any kind of Mexican or foreign business corporations or partnerships, associations or companies, regardless of the nature or denomination thereof, engaged in any industrial, commercial, service or otherwise business, as well as to participate in the management affairs thereof.
     (d) Represent, in Mexico or abroad, as an agent, commission merchant, intermediary, representative, or attorney-in-fact all kind of Mexican or foreign organizations, companies, businesses, individuals or corporations, whether public or private, regardless of the nature or denomination thereof.

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     (e) Enter into contracts, agreements and undertakings of any kind, carry out commercial transactions, conduct legal proceedings and professional activities of any kind in the aforementioned line of business, whether on behalf of the Company or in representation of third parties.
     (f) Obtain and exploit, through any legal means, any concessions, permits, franchises, licenses, authorizations, allotments, patents, trademarks, copyrights, trade names and advertisements of any kind which contribute to the accomplishment of the corporate purposes and goals of the Company.
     (g) Receive, from third-party legal entities and individuals, and provide to third-party legal entities and individuals, any services necessary to accomplish their corporate purpose or business goals, such as administrative, financial, treasury, audit, marketing, and accounting services, as well as services necessary for creating software, preparing manuals, analyzing operating results, evaluating the information related to productivity and potential financing, preparing studies on capital availability, providing technical support, rendering consultations and advice, among others.
     (h) Obtain, acquire, develop, improve, utilize, grant and receive licenses of or dispose of (through any legal means) any kind of patents, trademarks, service marks, utility models, copyrights, industrial designs, trade secrets, invention certificates, trade names and announcements, and any other intellectual property rights in Mexico or abroad.
     (i) Obtain any kind of financings, loans or credits, issue debentures, bonds and commercial paper and any debt instruments or debt securities, regardless of the denomination or laws governing thereof, with or without the creation of guarantees or securities in the form of pledges, mortgages, trusts or through any other legal means, for any purposes that may be determined by the Company.
     (j) Grant any other type of financing or loan to individuals, business corporations, partnerships, companies and legal entities.
     (k) Grant any kind of guarantee, security interest or collateral in respect of obligations, negotiable instruments or debt instruments payable by any individuals, corporations, partnerships or legal entities of any nature, regardless of the denomination or laws governing thereof, becoming a guarantor, joint and several obligor or several obligor of such legal entities or individuals.
     (l) Issue, accept, execute, guarantee and endorse any type of negotiable instruments or debt instruments, as well as to carry out any type of credit transactions and derivative financial transactions, regardless of the denomination or laws governing thereof.
     (m) Build, supervise or engage, directly or through third parties, any kind of constructions or facilities for offices or otherwise purposes.
     (n) Conduct, directly or through third parties, training programs and research works.
     (o) Lease, rent, or inter into a commodatum in respect of, and acquire, possess, exchange, sell, transfer, dispose or encumber, title to or possession of, any kind of personal and real assets, including any real or personal rights therein, as necessary or advisable for accomplishing its corporate purpose, regardless of the denomination or laws governing thereof.

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     (p) Act as agent, mediator or representative of any individual or legal entity.
     (q) Manufacture, transform, fit, market, import, export, buy, sell, or dispose of, through any legal means, any machinery, spare parts, materials, raw materials, industrial products, goods and merchandises of any nature.
     (r) Trade its own shares, securities representing its shares, negotiable instruments or debt instruments on capital markets in Mexico and abroad, obtaining the prior authorization of the competent authorities, if necessary, including through foreign stock exchanges or trading systems, as well as to request the registration of its securities with any Mexican or foreign securities authority and register its securities for trading purposes with any stock exchange or trading system.
     (s) Issue unsubscribed shares to be publicly traded in accordance with Article 53 (fifty three) of the Securities Market Law, or any other applicable provision replacing such article.
     (t) Create trusts and cause them to issue ordinary certificates of participation that represent its shares, whether the same are deemed neutral investment instruments or not.
     (u) Acquire its own shares, in accordance with the Securities Market Law and any other applicable laws and regulations.
     (v) Take any action or designate any committee, as required or permitted in accordance with applicable laws.
     (w) In general, take any actions, and carry out any transactions, actions or activities, including those of an ancillary, accessory or incidental nature, that may be necessary or advisable in order to accomplish the aforementioned corporate purpose and enter into any type of contracts or agreements with third parties, including with the shareholders of the Company, providing for rights and obligations of the Company, in accordance with any applicable laws it deems advisable.
Three. Registered Office.
     The registered office of the Company shall be located in Mexico City, Federal District, provided that agencies or branches may be established in Mexico or abroad and that contractual domiciles may be established, none of which shall be deemed as a change of the registered office.
Four. Term.
     The term of the Company shall be unlimited.
Five. Nationality and Foreign Shareholders.
     (a) Nationality. The Company is a Mexican legal entity.
     (b) Foreign Shareholders.
          (i) The current and future foreign Shareholders irrevocably agree with the Ministry of Foreign Affairs to be treated as Mexican nationals (i.e., such foreign Shareholders shall have no additional rights as Shareholders based solely on their citizenship or country of domicile) with respect to (i) their Shares and (ii) the Company’s properties, rights, governmental concessions (including any rights and obligations derived from the agreements entered into by the Company with the Mexican authorities), securities and interests. No current and future foreign Shareholders shall

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request intervention by any sovereign government into the business or affairs of the Company, under penalty of forfeiture of such Shareholder’s Shares to the benefit of the Mexican nation if such Shareholder violates this undertaking. The undertaking set forth in this section 5(b)(i) shall be enforceable by the Ministry of Foreign Affairs.
          (ii) Shareholders may be Mexican nationals or of any foreign nationality; provided, however, that the capital stock of the Company held by non-Mexican Shareholders shall not exceed the maximum foreign investment percentage permitted under the Foreign Investment Law, as the same may be amended, modified or repealed from time to time.
          (iii) Foreign national governments shall not own shares or CPOs.
     No entry shall be made in the Stock Ledger of the Company by the Secretary of the Board of Directors of the Company in respect of transfers of shares made in violation of the above.
CHAPTER TWO. CAPITAL STOCK AND SHARES
Six. Composition of the Capital Stock, Shares and Voting Rules.
     (a) The capital stock of the Company is divided into 2 (two) categories: fixed and variable. The fixed portion cannot be withdrawn and amounts to fifty four million seven hundred and fifty three thousand three hundred and two 00/100 pesos ($54,753,302.00), represented by one million five hundred and twenty eight thousand eight hundred and twenty seven (1,528,827) common and registered Series A-Class I shares with no par value, fully subscribed and paid up.
     (b) The variable portion of the capital stock is unlimited and represented by common and registered Series A-Class II shares with no par value.
     (c) Subject to the provisions of Clause Nine of these Bylaws and the paragraphs below, all the Series A shares shall be common voting shares, vesting equal rights and obligations in the holders thereof.
     (d) Notwithstanding any other contrary provision contained in these Bylaws and subject to the applicable limitations on shareholding rights of foreigners set forth in the Foreign Investment Law (as amended, modified or repealed) and Article 12 (twelve) of the Federal Telecommunications Law, the Series A shares may be freely subscribed; provided, however, that, as provided for in the authorization issued by the federal government through the Ministry of Economic Affairs, up to ninety five percent (95%) of the Series A shares may be subscribed by, acquired by, transferred to, and owned by, a bank acting as trustee (the “Trustee”) under a neutral investment trust (the “Neutral Investment Trust”), in accordance with Article 19 (nineteen) of the Foreign Investment Law and other applicable provisions, in which case, Trustee shall issue non-redeemable ordinary certificates of participation (the “CPOs”) under such Neutral Investment Trust, which may be freely subscribed, acquired and owned by Mexican or foreign investors; provided that such CPOs may vest in the holders thereof certain voting rights regarding the underlying Series A shares of the Neutral Investment Trust.
     (e) Series A shares not represented by CPOs shall always represent not less than five percent (5%) of the issued and outsanding shares of the capital stock of the Company and shall be subscribed and paid-up by Mexican investors. No entry shall be made in the corporate books of the Company by the Secretary of the Board of Directors

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of the Company in respect of transfers of shares made in violation of this item (e), provided that any such transfer shall be null and void.
     (f) Mexican investors shall at all times control no less than fifty one percent (51%) of the voting shares representing the capital stock of the Company, either by holding Series A shares directly or through CPOs. Consequently, Mexican investors shall always have the actual control of the Company. The Company Secretary shall have the authority to demand evidence of Mexican national status when determining whether any holder of shares is eligible to vote.
     (g) Unless otherwise provided for, and upon satisfaction of the requirements set forth, in Articles 57 (fifty seven), 366 (three hundred sixty six) and 367 (three hundred sixty seven) of the Securities Market Law (in which case the limit referred to in Clause Five, item (b) (ii), of these Bylaws shall apply), the shares representing the capital of the Company, or negotiable instruments representing such shares (acquisitions made through mutual funds excepted), may not be directly or indirectly acquired by any legal entities in respect of which the Company has the power to (i) directly or indirectly impose decisions at the General Shareholders Meetings thereof, or designate and remove most of the Directors, administrators or equivalent officers thereof, (ii) hold rights enabling it to directly or indirectly cast votes in respect of more than fifty percent (50%) of the capital stock thereof, or (iii) directly or indirectly direct the management, strategy or main policies thereof, either by holding securities, by means of an agreement or contract or through any other means.
     (h) As permitted by the Foreign Investment Law, any Series A shares represented by CPOs, whether or not held by foreign nationals, shall not be deemed shares held by foreign investors within the meaning of the Foreign Investment Law.
     (i) As established in the concession granted by the Federal Government, acting through the Ministry of Communications and Transportation (the “Ministry of Communications”) in favor of the Company to install, operate and exploit public telecommunications networks, if one person intends to transfer, subscribe or in general acquire Series A shares that represent ten percent (10%) or more of the outstanding capital stock of the Company (or any other higher or lower percentage established by the then valid and effective applicable Mexican laws, if any), then:
          (i) Such Person shall give a written notice informing its intention to the Company (and the Company in turn shall inform the same to the Board of Directors and the Ministry of Communications), provided that said written notice shall include the necessary information to identify the person than intends to acquire the Series A shares (the “Acquirer”).
          (ii) The transfer, subscription or in general acquisition of Series A shares shall be conditioned to the provision to the Ministry of Communications by the Acquirer of any information that said Ministry of Communications may require in order to evaluate the Acquirer in accordance with applicable laws. If the Acquirer is a legal entity, it shall identify the persons that directly or indirectly hold ten percent (10%) or more of the capital stock of such legal entity (or any other higher or lower percentage established by the then valid and effective applicable Mexican laws, if any).
          (iii) It the transfer, subscription or acquisition of Series A shares is not declined by the Ministry of Communications within a period of ninety (90) calendar days from the giving of such notice, the transfer, subscription or acquisition shall be deemed approved by the Ministry of Communications.

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          (iv) None of such transfers, subscriptions or acquisitions shall be registered in the Stock Ledger of the Company, unless if approved or not declined by the Ministry of Communications, without prejudice to any other authorizations required from other authorities in accordance with applicable laws.
          (v) No authorization shall be required from the Ministry of Communications in respect of any transfers, subscriptions or acquisitions of CPOs or other instruments issued by the Company, if any, that are deemed neutral investments in accordance with applicable laws.
          (vi) To the extent required by law, the main provisions of this item (i) (or a summary thereof) shall be reflected in the provisional or final stock certificates issued by the Company.
     (j) If at any time either the Foreign Investment Law or the Federal Telecommunications Law is amended to allow one (1) or more foreign legal entities or individuals to hold and/or control the Company, then the limitations on the shareholding of the capital stock by foreigners referred to in these Bylaws shall automatically become ineffective as of the date on which such amendment (the “Regulatory Amendments”) comes into effect. In such event, the Company shall take any and all actions necessary or desirable to terminate the Neutral Investment Trust and permit an allocation of the underlying Series A shares of the CPOs among the holders thereof. Such actions shall include but not be limited to:
          (i) those actions necessary to allow foreigners to hold shares or certificates representing the capital stock of the Company in an unlimited manner and give effect to the Regulatory Amendments;
          (ii) the preparation and distribution of the corresponding materials and forms of powers of attorney and information, if necessary, to enable the shareholders of the Company and holders of CPOs to approve, upon the terms of these Bylaws and the Neutral Investment Trust, the termination of such Neutral Investment Trust and any necessary or advisable amendment to these Bylaws;
          (iii) the termination of the Neutral Investment Trust and the allocation of the underlying Series A shares of the CPOs to be delivered directly to the holders thereof (including the giving, filing or obtaining, as applicable, of any notice, application, permit, approval, or authorization related to such termination and allocation);
          (iv) the exchange of CPO certificates for stock certificates representing the Series A shares of the Company;
          (v) the registration of the Series A shares with the National Securities Registry kept by the National Banking and Securities Commission (the “Commission”) and the US Securities and Exchange Commission, if necessary, upon termination of the Neutral Investment Trust and completion of the allocation of the underlying Series A shares of the CPOs among the holders thereof; and
          (vi) the listing of the Series A shares for trading purposes at the Mexican Stock Exchange or any other required domestic or international stock exchange on or at which the CPOs are then traded.

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Seven. Capital Stock Variations; Treasury Shares and Trading.
     (a) Except as provided in item (b) of Clause Eight, the capital stock may be increased or reduced by means of a resolution adopted by the General Shareholders Meeting, provided that such resolution shall be adopted at either an extraordinary meeting for any increase or reduction of the fixed portion, or at any ordinary or extraordinary meeting for any increase or reduction of the variable portion, of the capital stock (except for increases referred to in item (i) below, which must be approved by means of a resolution of the General Extraordinary Shareholders Meeting).
     (b) Increases or reductions of the fixed portion of the capital stock of the Company shall be approved by means of a resolution adopted by a General Extraordinary Shareholders Meeting, which shall further approve the corresponding amendment to the Bylaws of the Company.
     (c) Increases or reductions of the variable portion of the capital stock shall be approved by means of a resolution adopted by a simple majority of the shareholders at any General Ordinary Shareholders Meeting or a General Extraordinary Shareholders Meeting, except for increases referred to in item (i) below, provided that the corresponding minutes evidencing such resolutions shall be notarized before a notary public (which, for clarity, need notbe registered with the Public Registry of Commerce).
     (d) So long as the shares have no par value, reductions of the minimum fixed portion or the variable portion of the capital stock approved in order to set-off losses shall be made without being necessary to cancel shares.
     (e) If a reduction of the capital stock is made by means of a reimbursement to shareholders, such reduction shall apply to all the shareholders pro-rata based on the portion that their shareholdings represent in respect of all the outstanding shares.
     (f) In accordance with Article 50 (fifty) of the Securities Market Law, the shareholders that hold shares representing the variable portion of the capital stock of the Company shall not have the withdrawal right established in Article 220 (two hundred twenty) of the General Law of Business Corporations.
     (g) No increase of the capital stock may be approved, unless all shares previously issued shall have been paid-up in full. In adopting the respective resolutions, the General Shareholders Meeting that approves the increase, or any General Shareholders Meeting held thereafter, may establish the terms and conditions applicable to such increase.
     (h) The Company may issue unsubscribed shares, which shall be kept in the treasury of the Company and delivered upon subscription and payment therefor.
     (i) In order for shares issued as a result of an increase of the fixed portion or the variable portion of the capital stock to be traded publicly, as approved by means of a resolution of the General Extraordinary Shareholders Meeting, such shares shall be deposited in the treasury of the Company and delivered upon subscription thereof in accordance with Article 53 (fifty three) of the Securities Market Law, it being possible to offer such shares for subscription and payment purposes by the Board of Directors in accordance with the powers granted to such board by the General Extraordinary Shareholders Meeting. Notwithstanding anything to the contrary contained in these bylaws or the Securities Market Law, the preemptive right referred to in Article 132 (one hundred thirty two) of the General Law of Business Corporations and this Clause shall not apply to any increases of the capital stock made through public offerings made in accordance with Article 53 (fifty three) of the Securities Market Law.

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     (j) Increases in the capital stock may be made by capitalizing the profit reserves or surplus, by paying the corresponding amounts in cash or in kind, or by capitalizing any losses in stockholders’ equity. Concerning increases made by capitalization of reserves or surplus or any other entry of stockholders’ equity, all the holders of the then outstanding shares duly subscribed and paid-up shall be entitled to subscribe the new shares issued as a consequence of the capitalization pro-rata.
     (k) Concerning increases paid in cash or in kind, unless otherwise provided in item (i) above and in case of shares issued (i) as a result of a merger of the Company, (ii) in order to convert debentures convertible into shares of the Company or as a consequence of such conversion, and (iii) for trading own shares of the Company acquired pursuant to Clause Eight of these Bylaws, the holders of the then outstanding shares duly subscribed and paid-up shall have a preemptive right to subscribe the new shares issued or released, within a fifteen (15) calendar day period from the day following the date on which the corresponding notice is published in any two (2) of the following publications Reforma newspaper (business section), El Financiero newspaper, the Official Gazette of the Federal District, or the Official Gazette of the Federation, which are deemed the “official gazette” of the registered office of the Company by the shareholders, or from the date on which the General Extraordinary Shareholders meeting is held if all the shares representing the capital stock were represented thereat. The Company shall also provide notice directly to any shareholder or CPO holder who has requested such notices at the address provided by such shareholder for such purpose. Notwithstanding anything to the contrary contained in these Bylaws, other than the additional notice right contained in the immediately previous sentence, shareholders shall have only the minimum preemptive rights required pursuant to non-waivable provisions of Mexican law.
     (l) If any shares remain unsubscribed upon expiration of the period within which the shareholders were entitled to exercise their preemptive right referred to in item (k) above, such shares may be offered for subscription and payment purposes, subject to the conditions and within the periods established by the General Shareholders Meeting that approved the increase of the capital stock, or upon the terms established by the Board of Directors, as applicable, at a price which shall not be lower than the price at which such shares were offered to the shareholders of the Company for subscription and payment purposes.
     (m) The shareholders shall not have the preemptive right referred to in the aforementioned paragraphs in respect of (i) a merger of the Company with or into an affiliated or unafilliated third party, (ii) the conversion of debentures or other debt instruments, (iii) a public offering of shares or other securities in accordance with Article 5 (fifty three) of the Securities Market Law, and (iv) the sale of shares acquired by the Company in accordance with Clause Eight of these Bylaws; (v) the increase of the capital stock of the Company for the issuance of shares to be exchanged for debt or liabilities of the Company; and (vi) the issuance of shares resulting from the capital increases of shares subscribed and paid for by the officers, employees and directors of the Company or any of its subsidiaries in connection with the exercise of the stock options plans, stock plans, retirement o similar plans created and duly approved in terms of the applicable laws, as well as by trusts created in connection with stock options plans, stock plans, retirement o similar plans, duly approved in terms of the applicable laws.

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     (n) Except for any increases or reductions in the Company’s capital stock that result from the sale of shares acquired by the Company pursuant to Clause Eight of these Bylaws, any increase or reduction in the capital stock shall be registered in the capital variation book to be kept by the Company in accordance with Article 219 (two hundred nineteen) of the General Law of Business Corporations, by the Secretary of the Board of Directors.
Eight. Limitations on the Acquisition of Shares and Acquisition of Own Shares.
     (a) Actions to prevent control acquisitions. (i) (1) Any person or legal entity or group of persons or entities, shareholders or group of shareholders, that intends to directly or indirectly acquire, through any legal means, in one or more transactions, whether consecutive or not, in or outside any stock exchange markets, Series A shares, CPOs, instruments referred to or representing shares, instruments convertible into or exchangeable for shares or rights or participations in respect of shares, or enter into any type of contract or agreement in accordance with the applicable laws of any jurisdiction with any shareholders or third parties, that in any manner provide such person or entity or group of persons or entities, control, ownership, possession or rights regarding those shares, in all cases resulting in the ownership by such person or entity of capital stock of the Company representing a percentage equal to or higher than twenty percent (20%) of the total issued and outstanding capital stock of the Company, must obtain the prior written approval of the Board of Directors, in accordance with item (s) of Clause Twenty One of these Bylaws.
     (2) Such approval must be further obtained by any individual or legal entity that is a competitor of the Company and that intends to directly or indirectly acquire, whether individually or jointly, in one or more transactions and through any legal means, Series A shares, CPOs, instruments referred to or representing shares, instruments convertible into or exchangeable for shares or rights or participations in respect of shares, in all cases resulting in the ownership by such person or entity of capital stock of the Company representing a percentage equal to or higher than two percent (2%) of the total issued and outstanding capital stock of the Company.
     (3) The Board of Directors shall respond to any request made for the aforementioned purposes within a ninety (90)-calendar-day period from the date on which the written request is received by the Chairman of the Board of Directors, which request shall be addressed and delivered to the Chairman and the Secretary of the Board of Directors of the Company. In the event no response is given by the Board, the relevant request shall be deemed denied.
     (4) The Board of Directors may take a number of factors into account when deciding whether to approve any given proposed acquisition, including the existence of conflicts of interest, the feasibility of the offer, the offered price, the conditions to which the offer is subject, the proposed timing of the acquisition in light of the Company’s strategic plans and alternatives, the identity and honorability of the offerors (to the extent this may be determined and subject to no liability on the Directors), the financing sources of the offer and the closing date. If the approval of the Board of Directors is obtained, the person or group of persons that intend to directly or indirectly acquire, successively or simultaneously, title to Series A shares, CPOs, instruments referred to or representing shares, instruments convertible into or exchangeable for shares or rights or participations in respect of shares, to enter into any type of contract or agreement that require authorization in respect those shares, in all cases representing the capital stock of the Company, by a percentage equal to or higher than the aforementioned percentages, shall be obliged to make for such acquisition, or to enter into any type of contract or agreement that require authorization, a simultaneous public offer to purchase all the shares or instruments, convertible into or exchangeable for shares representing the capital stock

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of the Company, unless the Board of Directors shall have expressly waived such requirement when granting the respective approval (waiver that shall be given in accordance with applicable law); provided that if the Board of Directors receives, after granting the corresponding approval but before completing the respective acquisition, a third-party offer reflected in a request to acquire shares or instruments, convertible into or exchangeable for shares, in all the cases representing the capital stock of the Company, with better terms for the shareholders or holders of instruments representing shares of the Company, as determined by the Board, the Board of Directors shall be entitled to (but shall not be required to) revoke the prior granted approval and authorize the new third-party transaction. In either case, the Board of Directors or its members shall not be subject to any liability for any such action or failure to act, from which they are released by the shareholders or the holders of instruments convertible into or exchangeable for shares of the Company, merely by acquiring shares or instruments representing shares, in all cases representing the capital stock of the Company.
     (5) Notwithstanding the above, regardless of the percentage held by the corresponding shareholder or the holder of the corresponding securities or instruments, the aforementioned approval shall not be required if the acquisition, sale or transfer of shares or instruments referred to or representing shares, in all cases representing the capital stock of the Company, is made through inheritance or transfer by and among Affiliates or as a distribution to equity holders of any shareholder or CPO holder. “Affiliate” of any person means any other person controlling, controlled by or under common control with such particular person, and “control” means the possession, directly or indirectly, of the power to direct the management, policies, assets or ownership of a person, whether through the ownership of voting securities, contract or otherwise.
     (6) To respond to any request of authorization for the acquisition of shares, CPOs, or any other security or instrument referred to, regarding the performance or execution of any type of contract and agreement that require such authorization, the Board of Directors may request the previous opinion of the Committee of Corporate and Governance Duties, if so deemed convenient.
     (7) The Board of Directors may without any responsibility, submit to the shareholders meeting the request for authorization, if so deemed convenient.
     (8) The authorizations granted by the Board of Directors in accordance with this clause, shall not have effect if the information previously delivered, was untruth incomplete, incorrect or was in any other manner affected.
     (9) The authorizations referred to in this clause, (i) shall empower the recipient to acquire Series A Shares, CPOs, or any other security or instrument to enter into any type of contract or agreement that require such authorization with respect to those shares, in the maximum number or percentage set forth in the authorization, and (ii) may determine a specific term for the validity of the authorization. The authorizations may not be transferred unless they specify the contrary.

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     (10) If the requirements established in this item (a) (i) of this Clause are not fulfilled, the alleged holders or shareholders may not exercise the rights inherent to the Series A shares, CPOs or instruments in respect of which they shall have intended to acquire title (including economic rights), such shares or instruments shall not be taken into account when determining the attendance and voting quorums required in order to approve any resolution at Shareholders Meetings of the Company, the Company shall not register such alleged shareholders or holders in the Stock Ledger of the Company, and any registration made through a securities deposit institution in accordance with applicable laws shall have no effects whatsoever. Any person that acquires shares or other instruments in violation of the provisions of this item (a) (i) must sell the shares or instruments to an interested third party approved and designated by the Board of Directors as and when directed by the Board, regardless of whether such sale is at a loss or whether the offending holder or holders is desirous of such sale.
          (ii) Without prejudice to the provisions of item (i) above, any person or entity, group of persons or entities, shareholder or group of shareholders, that intends to directly or indirectly acquire, through any legal means, in one or more transactions, whether consecutive or not, Series A shares, CPOs, instruments referred to or representing shares, instruments convertible into or exchangeable for shares, in all cases representing the capital stock of the Company, by a percentage equal to or higher than thirty percent (30%) of the issued and outstanding capital stock of the Company, on or outside a stock exchange, must make such acquisition through a public offering in accordance with Articles 95, 96, 97, 98 and other applicable provisions of the Securities Market Law and regulations issued in connection therewith.
     (b) Acquisition of Shares by the Company.
          (i) The Company may acquire shares representing its own capital stock, without being subject to the prohibition established in the first paragraph of Article 134 (one hundred thirty four) of the General Law of Business Corporations, provided that the acquisition of the shares is made in conformity with Article 56 (fifty six) and other applicable provisions of the Securities Market Law, and any other administrative regulations issued in connection therewith.
          (ii) The General Ordinary Shareholders meeting shall expressly approve, for each fiscal year, the maximum amount to be utilized for acquiring shares of the Company, provided that in no case shall the funds utilized for such purpose exceed the total balance of the net profits of the Company, including profits not yet allocated.
          (iii) As long as the shares remain the property of the Company, they shall not be voted or represented at the General Shareholders Meetings; and no economic or corporate rights whatsoever shall be exercised.
          (iv) The shares of the Company or, as applicable, the unsubscribed shares kept at the treasury of the Company, may be traded among public investors, without being necessary to obtain a resolution of the General Shareholders Meeting or the Board of Directors with respect to the corresponding increase of the capital stock, in which case the preemptive right established in these Bylaws shall not apply.
          (v) In no event may the acquisitions and trading transactions exceed the percentages established in Article 54 (fifty four) of the Securities Market Law, violate the requirements established for the maintenance of the registration in the securities list of the stock exchange on which the trading is made, or exceed the limits established in item (b) (ii) of Clause Five of these Bylaws.

Translation for information purposes only
          (vi) The purchase and trading of shares referred to in this clause, the reports thereon to be submitted to the General Ordinary Shareholders Meeting, the disclosure standards for the financial information, and the manner and terms in which these transactions are disclosed to the Commission, to the corresponding stock exchange and to public investors, shall be subject to the general regulations issued by the Commission.
Nine. Limited Voting Shares.
     In accordance with Article 54 (fifty four) of the Securities Market Law, the general shareholders meeting may approve the issuance of limited voting shares, or non-voting shares, up to the maximum extent permitted under the Securities Market Law, Foreign Investment Law; and any other applicable laws and regulations.
Ten. Share Certificates.
     (a) The shares shall be represented by share certificates that must fulfill the requirements established in Article 125 (one hundred twenty five) of the General Law of Business Corporations and identify the series thereof. Share certificates may cover one or more shares, shall be numbered progressively and must bear the signature of two (2) members of the Board of Directors (one of which must be an independent director), whether in original or facsimile, in which case the original bearing the original signature shall be kept at the Public Registry of Commerce.
     (b) If any share certificates are stolen, destroyed or lost, the owner thereof may request the issuance of a new share certificate, subject to the provisions of the Credit Transactions and Negotiable Instruments Act. Any expenses arising out of the issuance of the new share certificate shall be borne by the interested party.
     (c) Share certificates shall contain a summary of the applicable provisions of these Bylaws.
     (d) Shares may be covered by one or more global share certificates kept in deposit at a securities deposit institution that holds a concession in accordance with the Securities Market Law. Concerning either share certificates deposited at a securities deposit institution or securities deposit institutions that receive directly from the Company securities arising from the exercise of economic rights on behalf of the depositors thereof, the Company may, with the prior approval of the securities deposit institution, deliver to it multiple share certificates or one single share certificate covering the shares subject matter of the issue and the deposit, in which case the institution shall make the necessary entries to determine the rights of the respective depositors. In such case, the share certificates representing the same shall be issued with the requirement that the same are deposited at the respective securities deposit institution, without being necessary to mention the name, address or nationality of the holder in the document.
Eleven. Stock Ledger.
     (a) The Company shall keep a Stock Ledger in accordance with Article 128 (one hundred twenty eight) of the General Law of Business Corporations, whether directly or in accordance with Article 290 (two hundred ninety) and other applicable provisions of the Securities Market Law, which Stock Ledger may be the responsibility of the Secretary of the Board of Directors of the Company, a securities deposit institution or a credit institution.

Translation for information purposes only
     (b) The Company shall recognize, as legitimate holder of the shares, to such persons registered as such in the ledger referred to in the preceding paragraph. Upon request of any holder of shares or equity securities or of any party in interestand after making the corresponding verifications, the Company shall register in the aforementioned Stock Ledger any transfers and conversions of shares made, all in accordance with Clause Five of these Bylaws. The ledger shall remain closed from the day immediately preceding the date on which a Shareholders Meeting is to be held to the day following such meeting date. During such period no registration whatsoever shall be made therein.
Twelve. Cancellation of Registration with the National Securities Registry.
     In case of a cancellation of the registration of the shares representing the capital of the Company, or of certificates representing thereof, in the National Securities Registry, whether upon request of the Company (with a prior resolution of the General Extraordinary Shareholders Meeting adopted by the affirmative vote of the holders of shares or certificates representing thereof, whether voting shares, limited voting shares or non-voting shares, that represent ninety five percent (95%) of the capital stock of the Company), or in conformity with an order of the Commission, the Company shall make, prior to such cancellation, a public offer to purchase, within a 180-day period from the request of the Company or the order of the Commission, as applicable, in accordance with Articles 96, 97, 98 (Paragraphs I and II), 101 (first paragraph) and 108 of the Securities Market Law, addressed exclusively to the shareholders that do not form part of the control group of the Company.
     The shareholders that do form part of the control group (as defined in the Securities Market Law) shall be liable to the Company, for the fulfillment of this Clause regarding a cancellation order of the Commission.
     In order to meet the requirements set forth in Article 108 (one hundred eight) of the Securities Market Law, the Board of Directors of the Company shall prepare and disclose to public investors, within a ten (10)-business-day period from the start of the public offer to purchase, after hearing the Corporate Governance Committee, an opinion on the purchase price of the public offering and the conflicts of interest that each of the members of the Board of Directors may have in respect of the offering, if any. Such opinion shall be accompanied with another opinion of an independent expert. The members of the Board of Directors and the Chief Executive Officer of the Company shall further disclose to the public investors, in addition to the aforementioned opinion, the decision to be made by them in connection with the shares or securities referring to shares owned by them.
CHAPTER THREE. MANAGEMENT AND SURVEILLANCE OF THE COMPANY
SECTION ONE – BOARD OF DIRECTORS
Thirteen. Composition of the Board of Directors.
     (a) The management of the Company shall be the responsibility of the Board of Directors and a Chief Executive Officer, within the scope of their respective duties.
     (b) The Board of Directors shall be comprised of no less than five (5) and not more than twenty one (21) directors, provided that: (i) no less than twenty five percent (25%) of such directors shall be independent directors, as defined in the Securities

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Market Law and the Mexican and foreign securities regulations that the Company must comply with, (ii) a majority of the directors must be Mexican citizens, and (iii) the Chairman of the Board of Directors must be a Mexican citizen. The right to qualify the independence of its directors resides in the General Shareholders’ Meeting in its sole discretion. Notwithstanding the foregoing, when there are factors that prove the lack of independence, the Commission, within thirty (30) business days from notice of the Company of the appointment of the independence directors, may challenge the independence qualification made by the General Shareholders’ Meeting, granting the Company and the director whose independence it is challenging the right to a prior hearing.
     (c) The General Ordinary Shareholders Meeting or the Board of Directors shall be entitled to designate the Chairman of the Board of Directors from among the members thereof. The Vice-Chairman of the Board of Directors, if any, shall act in the temporary absence of the Chairman thereof, subject to the modalities it deem adequate for the better performance of the Board of Directors.
     (d) The Board of Directors shall hold a meeting upon resignation or permanent absence of the Chairman. The meeting shall be convened and chaired by the director that acts in the temporary absence of the Chairman, so that a new Chairman of the Board of Directors may be designated from among the members thereof.
     (e) The Secretary of the Board of Directors and the assistant secretary shall be designated by the Board of Directors. Members of the Board are not eligible for the position of Secretary or assistant secretary.
     (f) The Company shall pay the reasonable, documented out-of-pocket expenses (including reasonable travel and lodging) incurred by each member (and each alternate member) of the Board in connection with attending each meeting of the Board, or any Committee attended by such member (and alternate) and other expenses reasonably incurred in connection with the discharge of such members’ duties as a member of the Board or any Committee.
Fourteen. Appointment of Directors.
     (a) The members of the Board of Directors shall be appointed or ratified, as the case may be, at the General Ordinary Shareholders Meeting held in order to approve the report referred to in Article 172 of the General Law of Business Corporations.
     (b) The members of the Board of Directors shall hold office during the period for which they were designated, except for the following events: (i) if the director dies or becomes incapable, (ii) if the director resigns, (iii) if an impediment occurs in accordance with applicable laws, or (iv) if a resolution removing such director is adopted by the affirmative vote of fifty one percent (51%) of the outstanding shares gathered at a General Ordinary Shareholders Meeting, provided, however, that the minority rights set forth in Clause Fifteen of this Bylaws shall be respected.
     (c) The directors shall continue holding office for a period of up to thirty (30) calendar days, after expiration of the period for which they were designated or upon resignation, if no substitute is designated or if the designated substitute fails to assume office, without being subject to Article 154 of the General Law of Business Corporations.
     (d) In any of the events referred to in paragraphs (i) to (iii) of item (b) above, the office of the director shall be held by an individual designated by the Board of Directors

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as interim director until a General Ordinary Shareholders Meeting is convened to ratify the interim director or designate the new director to hold such office until the expiration of the term of office of such director.
     (e) If the interim director is subject to any of the events referred to in paragraphs (i) to (iii) of item (b) above, the Board of Directors shall designate a substitute interim director, who shall hold office until the next General Ordinary Shareholders Meeting is convened in order to ratify or designate the new director who shall hold office until expiration of the term of office of the director that no longer forms part of the Board of Directors.
     (f) The General Ordinary Shareholders Meeting shall ensure that any designation of the members of the Board of Directors upon the terms of this clause does not prevent any shareholder or group of shareholder from exercising the right referred to in Clause Fifteen of these Bylaws. In any case, the designation and removal of the minority directors shall not be subject to the rules established in item (b) of this clause in respect of the rest of the directors.
     (g) The provisions of Articles 24 and 26 of the Securities Market Law must be at all times complied with in designating the directors.
Fifteen. Minority Rights for Designating Directors.
     (a) At any General Ordinary Shareholders Meeting convened in order to discuss the designation of directors, the minority shareholders that hold voting shares, including limited voting rights, representing no less than ten percent (10%) of the capital stock in one or more series or classes of shares shall be entitled to designate one director. Any shareholders that exercise this right may not participate in the designation of the remaining directors. Notwithstanding the foregoing, as long as no Regulatory Amendments is enacted, the foreign holders of CPOs may only exercise this right through the Trustee and upon the terms set forth in the Neutral Investment Trust, provided that a majority of the directors of the Company shall have been designated by Mexican nationals.
     (b) Designations of directors made by minority shareholders may not be revoked other than by the minority shareholder that so designated, unless the designations of the rest of the directors are also revoked. In such case, the directors being substituted may not be designated directors within a twelve (12) month period from the date on which the revocation occurs.
Sixteen. Meetings of the Board of Directors; Quorum and Voting Procedures.
     (a) The Board of Directors shall hold meetings at least four (4) times each year. A meeting of the Board of Directors shall be valid if a majority of its members are present thereat, and resolutions shall be valid if adopted by an affirmative vote of the majority, provided, however, that each member or its respective alternate shall only have 1 (one) vote.
     (b) In case of a tie, the Chairman of the Board of Directors shall have a tie-breaking vote.
Seventeen. Meetings of the Board of Directors; Notice and Place of Meeting.

Translation for information purposes only
     (a) The meetings of the Board of Directors may be convened by the Chairman of the Board of Directors, twenty five percent (25%) of the directors, or the Chairman of the committees that perform the corporate governance or audit duties of the Company.
     (b) Meetings shall be held in Mexico City, or any other place, as determined by the Board of Directors. The notice of meeting shall be sent to the attendants thereto, no less than five (5) calendar days before the date of the meeting, without prejudice to the right of the Board of Directors to establish an annual schedule of ordinary meetings, in which case no notice of meeting shall be required. The Agenda shall be enclosed to the notice of meeting; and in case that no notice of meeting is required or released, the Agenda shall be timely circulated.
Eighteen. Chairman and Secretary of the Meetings of the Board of Directors.
     (a) The meetings of the Board of Directors shall be chaired by the Chairman thereof, and, in his absence, by the director designated by the Board.
     (b) The Secretary of the Board of Directors shall act as Secretary at the meeting. If the Secretary is absent, the alternate secretary shall act as Secretary. In the absence of both of them, the Directors present at the meeting shall designate the Secretary of the meeting.
Nineteen. Minutes of the Board of Directors Meetings.
     Minutes shall be prepared in respect of each meeting of the Board of Directors by the secretary thereof, setting forth the matters discussed and the resolutions adopted thereat. Such minutes shall be contained in the respective minute book and signed by the chairman and the secretary of the meeting.
Twenty. Board of Directors Resolutions without a Meeting.
     (a) The Board of Directors may adopt unanimous resolutions without holding a meeting.
     (b) The affirmative vote of the directors may be expressed verbally to the chairman or the members assisting him. Any director casting a vote verbally shall confirm the same in writing.
     (c) The written confirmation shall be sent to the chairman and the secretary through any means that ensure the reception thereof.
     (d) Resolutions adopted in accordance with this clause shall be transcribed in the respective minute book, and these minutes shall be authorized by the chairman and secretary who shall sign the same, and enclose the documents evidencing the resolutions adopted.
Twenty One. Powers AND DUTIES of the Board of Directors.
     The Board of Directors shall be in charge of outlining the general business strategy of the Company and any legal entities controlled by it, supervising the business activities and the performance of the Chief Executive Officer and the Relevant Officers, for which purpose it shall have all powers and duties not reserved to any other body in accordance with applicable laws, which shall include but not be limited to, the power and duty to (each of the following actions needs to be resolved by the Board of Directors):

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     (a) Supervise the operation of and actions taken in respect of the corporate purpose of the Company or that directly or indirectly result from the same, and the legal entities controlled by it, taking into account the relevance of the latter in the financial, administrative and legal condition of the Company, through the corporate governance and audit committees, within the scope thereof;
     (b) Supervise the performance of the Chief Executive Officer and other Relevant Officers, through the corporate governance and audit committees, within the scope of their duties;
     (c) Approve, with the prior opinion of the respective competent committee:
(i)	The policies and guidelines for the use and enjoyment of the assets of the Company and the legal entities controlled by it, by the related parties, as defined in the Securities Market Law.

(ii)	Each individual transaction with related parties that the Company or the legal entities controlled by it intend to carry out. No approval of the Board of Directors shall be required in carrying out the following transactions, if in conformity with the policies and guidelines established by the Board of Directors:
(A)	Transactions that are not material to the Company or the legal entities controlled by it, based on the amount thereof;

(B)	Transactions carried out by the Company and the legal entities controlled by it, or in which it has a material influence, or among any of them, provided that the same are carried out in the ordinary course of business and on an arms-length basis, or backed-up by valuations made by specialist third-party agents; and

(C)	Transactions carried out with employees, provided that they are subject to the same conditions applicable to any customer or client or as a result of general labor practices.
(iii)	Transactions carried out simultaneously or subsequently by the Company or the legal entities controlled by it within the same fiscal year that may be considered as one and the same transaction, based on the characteristics thereof, if they are unusual or their amount represent, based on the figures corresponding to the closing of the immediately preceding fiscal year, in any of the following events:
(A)	The acquisition or sale of assets with a value equal to or higher than five percent (5%) of the consolidated assets of the Company; and

(B)	The granting of guarantees or securities or the assumption of liabilities in an amount equal to or higher than two percent (2%) of the consolidated assets of the Company. Investments in debt securities or banking instruments are excluded, provided that they are made in conformity with the policies approved by the Board in that regard.
(iv)	Designation and, as the case may be, removal of the Chief Executive Officer of the Company, his integral compensation, and the policies for designating and compensating other Relevant Officers. The Chief Executive Officer must be a Mexican citizen, may be a shareholder, director or member of the management bodies of the Company or a

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person not related thereto. The Chief Executive Officer shall have the duties and powers established in applicable laws, these Bylaws ad those granted to it upon his designation.

(v)	The policies for the granting of credits or loans, or any type of financing and guarantees or securities to related parties.

(vi)	Waivers for the directors, Relevant Officer or head officers to enable them to take advantage of business opportunities in favor of them or third parties, that correspond to the Company or the legal entities controlled by the Company or in which the Company has a significant influence. Waivers for transactions in amounts lower than the amount referred to in paragraph (iii) above may be delegated to the committee in charge of the corporate governance duties.

(vii)	Guidelines regulating internal controls and audits of the Company and the legal entities controlled by it.

(viii)	Accounting policies of the Company, meeting the accounting principles recognized or issued by competent stock exchange authorities by means of general regulations.

(ix)	The financial statements of the Company.

(x)	The engagement of the legal entity designated by the audit committee to provide outside audit services and, as applicable, additional or ancillary services related thereto.

(xi)	Approve the terms and conditions for the public offering and the selling of shares held in the treasury of the Company as provided for in Article 53 (fifty three) of the Securities Market Law.

(xii)	Appoint the person or persons authorized to repurchase or reissue the Company shares as approve by the Shareholders’ Meeting in accordance with Article 56 (fifty six) of the Securities Market Law, as well as to approve the terms and conditions of such repurchases and reissuances under the limits set forth by the Securities Market Law and the Shareholders’ Meeting, and inform the Shareholders’ Meeting of the result in each fiscal year of the exercise of such authority.

(xiii)	Appoint provisional directors in accordance with the Securities Market Law.

(xiv)	Approve the terms and conditions of any court approved agreement under which any derivative suit against any director for breach of duty of care or duty of loyalty may be settled.
     (d) Submit to the General Shareholders Meeting held in connection with the closing of the fiscal year:
(i)	Reports prepared by the chairmen of the committees in charge of corporate governance or audit duties, in connection with the performance of their duties.

(ii)	The report prepared by the Chief Executive Officer in accordance with item (k) of Clause Twenty Eight of these Bylaws, enclosing the report prepared by outside auditor.

Translation for information purposes only
(iii)	The opinion of the Board of Directors on the content of the report prepared by the Chief Executive Officer.

(iv)	The report referred to in Article 172 (one hundred seventy two) of the General Law of Business Corporations, setting forth the main accounting and information policies and criteria followed in preparing the financial information.

(v)	A report on the operations and activities in which it participated in accordance with the Securities Market Law.
     (e) Consider the main risks to which the Company and the legal entities controlled by it, as identified by the committees, the Chief Executive Officer and the outside auditor, as well as those risks that may affect the accounting systems, inside and outside audits, records, files or information of the Company and its subsidiaries through the committee in charge of performing the audit duties.
     (f) Approve the information and communication policies with the shareholders and the market, as well as with the directors and Relevant Officers, in order to comply with the provisions of the Securities Market Law.
     (g) Determine the corresponding actions in order to remedy any irregularities learned by it and implement the respective corrective actions.
     (h) Establish the terms and conditions to which the Chief Executive Officer shall be subject in exercising powers of attorney for acts of dominium.
     (i) Instruct the Chief Executive Officer to disclose to the public relevant events learned by it.
     (j) Make decisions, upon receiving a proposal from the Chairman of the Board of Directors or the Chief Executive Officer, as to any matters related to the acquisition or sale by the Company of shares, bonds or securities, or its participation in other companies or partnerships, and the acquisition, construction or sale of real assets.
     (k) Make decisions as to policies and guidelines for acquiring and trading Company-owned shares.
     (l) Create any special committees it deems necessary or advisable in order to conduct the activities of the Company, including an executive committee and the committees that shall perform the audit and corporate governance duties, in accordance with the Securities Market Law and elect their members. Such committees may be comprised of directors, independent directors or officers of the Company, except for the committees that shall perform the audit and corporate governance duties, which shall be comprised of independent directors only. The designation of the members of such committees shall be made upon receiving a proposal from the Chairman of the Board of Directors.
     (m) Approve the designation of the inside auditor, upon receiving a proposal from the Chairman of the Board of Directors.
     (n) Approve, on an annual basis, the operating expenses of the special committees, as well the internal regulations of each of the committees from time to time.

Translation for information purposes only
     (o) Approve the payment of bonuses granted under the stock plans assigned to officers and employees of the Company and the legal entities controlled by it, out of the results thereof and the Company, in accordance with the rules approved by the General Shareholders Meeting and the proceedings established by the Board of Directors itself.
     (p) Execute the resolutions adopted by the Shareholders’ Meetings, delegating the powers that may be delegated in accordance with applicable laws to the committees that the Board of Directors determines, or to any of the directors, the Chairman of the Board of Directors, the Chief Executive Officer, and the attorneys-in-fact designated for such purpose, upon the terms and subject to the conditions established by the Board of Directors itself.
     (q) Perform any other duties established in the Securities Market Law, the Bylaws or resolutions adopted by the Shareholders Meeting; and
     (r) Approve or decline any acquisition by any individual or entity, or group of individuals or entities, shareholder or group of shareholders, that intends to directly or indirectly acquire, through any means and in one or more transactions, whether consecutive or not, an interest in the capital stock of the Company equal to or higher than twenty percent (20%) of the total capital stock issued by the Company, and establish the criteria and policies to be applied in connection with such approval or declination of the Board of Directors, which in any case shall be issued within a ninety(90)-calendar-day period from the date on which the Board of Directors receives, through its Chairman, the request duly prepared.
Twenty Two. Additional Powers of the Board of Directors; Responsibility of the Directors and Safe-Harbor.
     In addition to the provisions of the preceding clause, the Board of Directors shall be entitled to instruct the Chief Executive Officer to grant or revoke any kind of general, special and/or limited powers of attorney, in the name of the Company, to one or more of the members of the Board of Directors, employees and/or officers of the Company and/or its subsidiaries, and, in general, to third-party legal entities and individuals, it being possible to include the power and authority to delegate and/or substitute the powers and authorities being granted under such powers of attorney.
     1. Duty of Care. The directors shall in all cases discharge their capacity in accordance with their duty of care obligations as stipulated by Articles 30 (thirty) and subsequent of the Securities Market Law.
     For such purposes, the director shall have the right to request, at any time and on the terms they see fit, information directly from the officers of the Company or any other company controlled by the Company.
     In accordance with the Securities Market Law and the general regulations issued by the Commission, the breach by the directors of their duty of care, when the offending director has acted with willful misconduct, bad faith, gross negligence or against the law, shall make such director jointly and severally responsible with any other offending directors, for any damages and losses incurred by the Company, that shall be limited to direct losses and damages and not consequential or punitive damages caused to the Company.
     2. Duty of Loyalty. The directors shall in all cases discharge their capacity in accordance with their duty of loyalty obligations as stipulated by Articles 34 (thirty four) and subsequent of the Securities Market Law.

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     The directors and the secretary of the board, whenever having a conflict of interest, shall refrain from participating in any such matters and shall not be present in the deliberation or voting of such matter, without such absence affecting the quorum required for the validity of the board meeting.
     The offending directors shall be jointly and severally liable with the offending directors previously in office for any existing wrongdoings if, reasonably promptly upon learning of such wrongdoings, such directors do not communicate them to the Audit Committee and the auditor of the Company. Additionally, the directors shall inform the Audit Committee and the auditor of the Company of any wrongdoings they know related to the Company or with the entities under control of the Company or with the entities that the Company may have significant influence that may arise during the discharge of their duties.
     Under the Securities Market Law, specifically Articles 34 (thirty four) to 37 (thirty seven) of such law, as well as under the general regulations issued by the Commission, the breach by any director or the Secretary of the board of their duty of loyalty, shall make such director or Secretary of the board, jointly and severally liable, with the other offending directors or with the offending Secretary of the board, for any damages and losses caused to the Company, and in all cases such offending directors or Secretary of the board shall be removed from their duties.
     3. Claims for the breach of care and the duty of loyalty. Any responsibility resulting from the breach of the duty of care or the duty of loyalty shall be solely for the benefit of the Company or for the entity controlling the Company, and may be brought by the Company or by any shareholders or group of shareholders representing at least five percent (5%) of any outstanding shares of the Company. The party that brought the claim may only settle the amount of the indemnity of the damages and losses of such claim if the Board of Directors has previously approved the corresponding court approved agreement.
     4. Safe-habor rules. The directors shall not be liable for the liabilities specified above for the damages and losses incurred by the Company or to the entities controlled by the Company or the entities in which the Company has significant control when the corresponding director acted in good faith and the safe-harbor exceptions referred to in Article 40 (forty) of the Securities Market Law are applicable to the case.
Twenty Three. Powers and Duties of the Chairman of the Board of Directors.
     The Chairman of the Board of Directors shall be empowered to:
     (a) Represent the Board of Directors before any kind of persons and authorities.
     (b) Propose to the Board of Directors the strategies for conducting the business activities of the Company and the legal entities controlled by it, as well as any actions necessary to accomplish their corporate purpose.
     (c) Verify that the Board of Directors holds meetings at least each quarter, being further empowered to convene Board of Directors meetings, in which he shall have a tie-breaking vote.
     (d) Propose to the Board of Directors, for approval purposes, the designation of interim directors in accordance with Article 24 of the Securities Market Law.

Translation for information purposes only
     (e) Propose to the Board of Directors, for approval purposes, the designation of independent directors to form part of the committees in charge of performing audit and corporate governance duties, and any other committees established by the Board of Directors.
     (f) Propose to the Board of Directors, for approval by the General Shareholders Meetings, the persons that shall act as chairmen of the committees that shall perform audit and corporate governance duties, as well as propose candidates for the position of internal auditor.
     (g) Propose to the Board of Directors the creation of special committees, the integration thereof and the persons that shall chair the same.
     (h) Convene Board of Directors and Shareholders Meetings and propose any Agenda items for such meetings as he shall deem appropriate.
     (i) Propose to the Board of Directors, for its approval, the designation and removal of the Chief Executive Officer.
     (j) Propose to the Board of Directors, for approval by the General Shareholders Meeting, based on the information prepared by the respective committee, if any, the compensation for the members of the Board of Directors.
     (k) Propose to the Board of Directors, for its approval, and coordinate, the selection scheme for the successors of the Chairman of the Board of Directors and the Chief Executive Officer.
     (l) Perform any other duties and obligations established in applicable laws or these Bylaws, or delegated to him by the Board of Directors or the Shareholders Meetings.
Twenty Four. Powers and Duties of the Secretary of the Board of Directors.
     The Secretary of the Board of Directors, or the assistant secretary, shall be empowered to:
     (a) Act as Secretary at the meetings of the Board of Directors and the General or Special Shareholders Meetings.
     (b) Keep the corporate books established in applicable laws, and any other books that must be kept in accordance with these Bylaws that are not the responsibility of other officer or employee of the Company or other entity.
     (c) Notarize before a notary public the minutes of the Board of Directors and Shareholders meetings, as ordered by these bodies of the Company, or in accordance with applicable laws; issue certifications, copies, certificates, and excerpts of the minutes of the Board of Directors and Shareholders meetings, as well as of any entries made in the books kept by him, authorizing the same with his signature.
     (d) Convene Board of Directors and Shareholders meetings, inserting in the Agenda any items he deems advisable.
     (e) Perform any other duties and obligations established in applicable laws or these Bylaws, or delegated to him by the Board of Directors or the Shareholders Meetings.

Translation for information purposes only
Twenty Five. Indemnity for Directors.
     1. Exculpation. No members of the Board, or of any Committee of the Company (including alternate members), and none of the Company’s officers (collectively, “Covered Persons”) shall be liable to any shareholder or the Company for (a) any action taken or failure to act in such capacity in good faith with respect to the Company which is not a violation of the material provisions of these Bylaws and which is not grossly negligent or willfully malfeasant or knowingly in violation of the Securities Market Law, (b) if applicable, any action or inaction that is based upon the opinion or advice as to legal matters of legal counsel or as to accounting matters of accountants selected by any of them with reasonable care, the competence of which is not the subject of a reasonable doubt or, (c) any action or omission that was, to the best knowledge of the Covered Persons, the most adequate choice or where the adverse effects of such action or omission were not foreseeable, in each case based upon the information available at the time of the decision. To the extent a Covered Person is found to have acted in bad faith, with gross negligence or with willful malfeasance in connection with any action taken or failure to act in good faith with respect to the Company which is not a violation of the material provisions of these Bylaws, such Covered Person may be liable for damages and losses arising under the applicable law.
     2. Indemnification Right. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, a member of a committee or officer, of the Company or any Covered Person who is or was serving at the request of the Company as a director, or officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise (collectively, an “Indemnified Person”), shall be indemnified and held harmless by the Company to the fullest extent permitted by Mexican law, as the same exists or may hereinafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against any expense, liability or loss (including attorneys’ fees actually and reasonably incurred by such Indemnified Person in connection with such proceeding) and such indemnification shall inure to the benefit of such Indemnified Person’s heirs, executors and administrators; provided, however, that except as provided in Section Three of this Clause Twenty Five below, the Company shall indemnify any Indemnified Person seeking indemnification in connection with a proceeding initiated by such Indemnified Person only if such proceeding was authorized by the Board. The right to indemnification conferred in these Bylaws shall be a contract right and, subject to Sections Three and Six of this Clause Twenty Five below, shall include the right to be paid by the Company such person’s expenses incurred in defending any such proceeding in advance of its final disposition. The Company may, by action of the Board, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers.
     3. Procedures. Any indemnification under Section Two of this Clause Twenty Five of an Indemnified Person who is a director, member of a Committee or officer of the Company and the advance payment of expenses under Section Six of this Clause Twenty Five of such Indemnified Person shall be made promptly, and in any event within 30 (thirty) days, upon the written request of the an Indemnified Person. If a determination by the Company that an Indemnified Person is entitled to

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indemnification pursuant to this Clause Twenty Five is required, and the Company fails to respond within 60 (sixty) days to a written request for indemnity, the Company shall be deemed to have approved the request. If the Company denies a written request for indemnification or advancing of expenses, in whole or in a part, or if payment in full pursuant to such request is not made within 60 (sixty) days, the right to indemnification or advances as granted by this Chapter shall be enforceable by such Indemnified Person in any court of competent jurisdiction. The cost and expenses of an Indemnified Person who is a director, member of a Committee, or officer of the Company, incurred in connection with successfully establishing such Indemnified Person’s right to indemnification (in whole or in part) in any such action shall also be indemnified by the Company. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance or its final disposition where the required undertaking, if any, has been entered to the Company) that the claimant has not met the standards of conduct which make it permissible under these Bylaws or applicable law for the Company to indemnify such claimant for the amount claimed, but the burden of such a defense shall be on the Company. The failure of the Company (including its Board, independent legal counsel, or shareholders) to determine, prior to the commencement of an action, whether or not a claimant has met the applicable standard of conduct set forth in these Bylaws and applicable law required for indemnification hereunder shall not create any presumption that the claimant has met the applicable standard of conduct.
     4. Non-Exclusive Right. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Chapter shall not be exclusive of any other right which any Indemnified Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of shareholders or disinterested directors or otherwise.
     5. Insurance. The Company may purchase and maintain insurance on its own behalf and on behalf of any individual who is or was a director, member of a Committee, officer, employee, fiduciary, or agent of the Company or was serving at the request of the Company as a director, member of a committee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Company would have the power to indemnify such Person against such liability under this Chapter.
     6. Advancement of Expenses. Unless otherwise determined by the Board of Directors, expenses incurred by any Indemnified Person who is a director, member of a Committee or officer of the Company in defending a proceeding shall be paid by the Company in advance of such proceeding’s final disposition subject to the receipt by the Company of an undertaking, in form and substance satisfactory to the Board, by or on behalf of such Indemnified Person seeking payment of expenses to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company. Such expenses incurred by other employees and agents of the Company may also be paid in advance of a proceeding’s final disposition, subject to any terms and conditions on such payment as the Board deems appropriate.
     7. Indemnification of Others. Persons which are not covered by the foregoing provisions of this Chapter and which are or were employees or agents of the Company, or which are or were serving at the request of the Company as employees or

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agents of another corporation, partnership, joint venture, trust or other enterprise, may also be indemnified to the extent authorized at any time or from time to time by the Board.
     8. Contractual Right. The provisions of these Bylaws shall be deemed to be a contract right between the Company and each director or officer who serves in any such capacity at any time while this Clause Twenty Five and the relevant provisions of Mexican law or other applicable law are in effect, and any repeal or modification of this Clause Twenty Five or any such law shall not affect any indemnification rights or obligations then existing with respect to any then existing state of facts or proceeding.
     9. Successors. For purposes of the indemnification rights set forth in this Chapter, references to the “Company” shall include, in addition to any surviving corporation in a merger or consolidation, any successors in interest to the Company, so that any person who would be entitled to indemnification by the Company pursuant to these Bylaws shall continue to be entitled to indemnification pursuant to these Bylaws with respect to such surviving corporation or successor in interest as such person would have with respect to the Company if its separate existence had continued.
     10. Compliance with Certain Laws. The Company shall, and shall cause each of its subsidiaries to, comply at all times with the U.S. Foreign Corrupt Practices Act, as amended, and the rules and regulations promulgated thereunder.
Twenty Sixth. Fidelity Bonds for Directors, Chief Executive Officer and Relevant Officers.
     (a) Unless otherwise required by the General Ordinary Shareholders Meeting in charge of discussing their designation, the directors, Chief Executive Officer and Relevant Officers shall not need to post a fidelity bond in connection with the performance of their duties in the Company.
     (b) If the General Ordinary Shareholders Meeting adopts a resolution ordering the obtaining of a fidelity bond in respect of one or more positions, it shall further establish the amount and conditions thereof. The determination made by the meeting shall be the same for each type of position.
SECTION TWO – CHIEF EXECUTIVE OFFICER
Twenty Seven. Designation and Powers of the Chief Executive Officer.
     (a) The conduction and execution of the business of the Company and the legal entities controlled by it shall be the responsibility of the Chief Executive Officer, subject to the policies and guidelines established in the general business plan of the Company approved by the Board of Directors. Designation of the Chief Executive Officer may be made in favor of any officer of the Company or of any other person.
     (b) The Chief Executive Officer shall hold office indefinitely until his designation is revoked by the Board of Directors.
Twenty Eight. Powers and Duties of the Chief Executive Officer.
     The Chief Executive Officer, in performing its obligations and duties, shall have the powers and authority established in these Bylaws and applicable laws and regulations, including without limitation, powers to:

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     (a) Submit to the Board of Directors, for approval purposes, the business strategy of the Company and the legal entities controlled by it, based on the information provided to him by the latter.
     (b) Execute the resolutions adopted by the Shareholders and Board of Directors Meetings, in accordance with the instructions given by the Shareholders or Board of Directors Meeting.
     (c) Propose to the committee in charge of performing audit duties, the guidelines for the internal control and audit system of the Company and the legal entities controlled by it, and execute any guidelines approved by the Board of Directors in that regard.
     (d) Prepare and release the relevant information of the Company, together with the Relevant Officers in charge of preparing the same, within the scope of their respective duties.
     (e) Disclose the relevant information and events that must be disclosed to the public, in accordance with the Securities Market Law or other relevant laws, including federal securities laws of the United States of America.
     (f) Comply with any provisions governing the carrying out of transactions for acquiring and trading own shares of the Company that shall have been approved by the Board of Directors according with their powers.
     (g) Take any corrective and liability actions that may apply, whether directly or through an assignee, within the scope of his duties or upon receiving an instruction from the Board of Directors.
     (h) Confirm the actual making of capital contributions by the shareholders, if any.
     (i) Satisfy any requirements established in applicable laws and these Bylaws in connection with the payment of dividends to the shareholders.
     (j) Take the necessary actions to ensure the maintenance of accounting, registration, filing or information systems of the Company.
     (k) Prepare and submit to the Board of Directors the report referred to in Article 172 of the General Law of Business Corporations, except for the report referred to in item (b) of such legal provision.
     (l) Establish the internal mechanisms and controls necessary to verify that the acts and transactions of the Company and the legal entities controlled by it comply with applicable laws and regulations, and follow-up the results of such internal mechanisms and controls and take the necessary actions, if any.
     (m) Take any of the liability actions established in the Securities Market Law against related parties or third parties that allegedly caused a damage to the Company or the legal entities controlled by it, or in which it has a significant influence, unless the alleged damage is not relevant, as determined by the Board of Directors with the prior opinion of the committee in charge of performing audit duties.1
     (n) Coordinate the execution of all the transactions inherent to the corporate purpose of the Company and the legal entities controlled by it.

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     (o) Form committees to assist him in performing his duties, which shall be created and operated in such manner established by the Chief Executive Officer.
     (p) Grant and revoke general, limited and/or special powers of attorney, as instructed by the Board of Directors.
     (q) Perform any other duties or obligations established in these Bylaws or ordered by the Shareholders Meeting, the Board of Directors or the special committees.
     The Chief Executive Officer and the others Relevant Officers shall be subject to the liability set forth in Article 29 (twenty nine) of the Securities Market Law in their respective capacities, and they shall be liable for the damages and losses incurred in connection with their respective duties. Likewise, any safe-harbor limitations referred to in Articles 33 (thirty three) and 40 (forty) of the Securities Market Law shall be applied to them.
     Additionally, the Chief Executive Officer and the other Relevant Officers shall respond for any damages and losses caused to the Company or to the entities controlled by the Company for (i) imputable lack of timely and diligent attention of any information request by the directors of the Company in each of their competencies, (ii) the disclosure of false or misleading information, (iii) any of the conduct referred to in Paragraphs III and IV to VII of Article 35 (thirty five), and Article 36 (thirty six) of the Securities Market Law.
Twenty Nine. Specific Powers of the Chief Executive Officer.
     The Chief Executive Officer of the Company, in performing its duties and obligations, shall be vested with the following general powers of attorney:
     (a) General power of attorney for lawsuits and collections, with all the general and special powers, even those requiring special clause in accordance with applicable laws, subject to no limitation whatsoever, in accordance with Article 2554, first paragraph, of the Civil Code for the Federal District, its equivalent provisions of the Civil Code for the States of the United Mexican States and the Federal Civil Code; which powers and authority shall include, but not be limited to, the power and authority to file claims, criminal complaints and grant pardons, act as plaintiff or amicus curiae under criminal proceeding; discontinue any actions prior brought, including “amparo” actions; settle, submit to arbitration, prepare and respond questions under oath, assign assets, contest jurisdiction, receive payments and carry out any of the actions expressly determined in applicable laws, including the representation of the Company before judicial, and administrative authorities, whether of a civil or criminal nature, and labor authorities and courts.
     (b) General power of attorney to administer property and for acts of dominium in accordance with Article 2554, second and third paragraphs, of the Civil Code for the Federal District, their equivalent provisions of the Civil Codes for the States of the United Mexican States and the Federal Civil Code, to be exercised as follows:
     (i) Concerning the general power of attorney to administer property that implies the exercise of voting rights in respect of shares, partnership interests or securities or rights representing the capital, the Chief Executive Officer needs to obtain the prior approval of the Board of Directors or act in conformity with the policies established by the Board; and

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     (ii) Any exercise of the power of attorney for acts of dominium is limited as follows: (A) Concerning the sale of real assets owned by the Company and shares and partnership interests of the companies controlled by the Company, he must sign jointly with those persons established by the Board of Directors, or with the prior approval of the Board of Directors or the Shareholders Meeting; (B) concerning the transactions referred to in Article 28-III (c) of the Securities Market Law, with the prior approval of the Board of Directors; and/or (C) if the amount of the respective transaction is equal to or higher than five percent (5%) of the stockholders’ equity of the Company, with the prior approval of the General Ordinary Shareholders Meeting.
     (c) Power of attorney to administer property regarding labor matters, in accordance with Article 2554, second and fourth paragraphs, of the Civil Code for the Federal District and its equivalent provisions of the Civil Codes for the States of the United Mexican States and the Federal Civil Code, as well as Articles 11, 692-II, 692-III, 786, 876 and other applicable of the Federal Labor Act, to appear in his capacity as administrator and legal representative of the Company before any kind of labor authorities, related to Article 523 of the Federal Labor Act, and before the National Workers’ Housing Fund, the Mexican Social Security Institute and the National Fund for Workers’ Consumption, in connection with every matters related to these institutes and funds, and any other governmental agencies, being empowered to exercise any kind of actions or rights to which the Company may be entitled to, including all the general and special powers, even those requiring special clause in accordance with applicable laws, being authorized to assume obligations under settlement agreements on behalf of the Company, and conduct the labor relations of the Company.
     (d) Powers to execute, issue, endorse and guarantee any kind of negotiable instruments, only for accomplishing the corporate purpose of the Company, in accordance with Article 9 of the Credit Transactions and Negotiable Instruments Act, provided that the prior approval of the Board of Directors or the Shareholders Meeting is not required.
     (e) Powers to grant, delegate, revoke and substitute (in whole or in part) general and special powers of attorney, based on the powers and authority vested in him, expressly including the power to authorize the representatives so empowered by him to in turn grant, delegate, revoke and substitute (in whole or in part) the powers of attorney in favor of third parties.
Thirty. Indemnity for Chief Executive Officer and Relevant Officers.
     The Company agrees to indemnify and hold harmless the Chief Executive Officer and the Relevant Officers under the same terms and conditions provided in Clause Twenty Five hereof.
SECTION THREE – BOARD COMMITTEES
Thirty One. Creation of Committees.
     (a) The Board of Directors, upon proposal of its Chairman, shall be assisted by one (1) or more committees created in order to perform the duties and obligations established in these Bylaws and applicable laws.
     (b) At the time in which a committee is created, the Board of Directors shall establish the rules governing the composition, powers, duties, obligations, operation and other matters thereof.

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Thirty Two. Surveillance of the Company.
     The supervision of the transactions and compliance with the resolutions of the Shareholders and Board of Directors Meetings shall be the responsibility of one (1) or more committees that shall perform the audit and corporate governance duties, as well of the legal entity conducting the outside audit.
Thirty Three. Composition and Operation of Committees performing Audit and Corporate Governance Duties.
     (a) The Committee(s) performing Audit and Corporate Governance duties shall be comprised of independent directors only, which shall not be less than three (3) members, as designated by the Board of Directors upon receiving a proposal from the Chairman.
     (b) The Chairman/Chairmen of the Audit and Corporate Governance Committee(s) shall be designated and removed exclusively by the General Shareholders Meeting upon proposal of the Chairman of the Board of Directors. Furthermore, any of such Chairman/Chairmen of the Audit and Corporate Governance Committee(s) shall comply with the provisions of Article 43 of the Securities Market Law and other applicable legal provisions.
     (c) The shareholders may, at a duly convened meeting thereof, at any time determine that the audit and corporate governance duties and obligations must be performed by two separate committees or by one and the same committee for both functions.
     (d) The internal regulations for each committee and, as the case may be, any amendments and additions thereto shall be prepared and proposed by the respective committee for approval by the Board of Directors, which shall be entitled to ratify or change the regulations and any proposed amendments thereto.
     (e) The Audit and Corporate Governance Committee(s) shall gather no less than four (4) times each year or as otherwise required based on the specific circumstances of their duties. The committee may require the presence of any Company officers and any such officers and the Company’s independent auditor shall attend each working session, provided that they shall attend as guests and will not be entitled to cast a vote. The committee in charge of performing audit duties shall gather periodically with the inside auditor and the independent auditor to hold meetings in which the officers of the Company or the legal entities controlled by it or in which it has significant influence may participate at the discretion of the committee.
Thirty Four. Audit Committee Duties and Obligations.
     The Audit Committee shall supervise and monitor the integrity of the financial information, the accounting, control and registration process and systems of the Company and the entities controlled by it; the technical capacity, independence and duties of the legal entity in charge of the outside audit duties; the efficiency of the internal control of the Company; and the evaluation of financial risks. The Audit Committee, if separate from the Audit and Corporate Governance Committee, shall be comprised of independent directors only, which shall not be less than three (3) members, as designated by the Board of Directors upon receiving a proposal from the Chairman. The duties of the Audit Committee may be performed by the Audit and Corporate Governance Committee or by a separate committee designated for such purpose.

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     The duties and obligations of the Audit Committee shall includethose listed on Section II of Article 42 of the Securities Market Law and any others determined by the Board of Directors.The Company, through the Board of Directors and in order to support the Audit Committee, shall allocate appropriate funds, as required by such committee, in order to pay the compensation of the outside auditor, the outside advisors engaged and the administrative ordinary expenses incurred by such committee in performing its duties and obligations.
Thirty Five. Corporate Governance Duties and Obligations.
     The Corporate Governance Committee shall supervise and reduce the risks arising from the making of business or for the benefit of certain group of shareholders, subject to the authorizations or policies issued by the Board of Directors; and supervise the compliance with applicable laws and stock exchange regulations that the Company must abide by.
     The Corporate Governance Committee, if separate from the Audit and Corporate Governance Committee, shall be comprised of independent directors only, which shall not be less than three (3) members, as designated by the Board of Directors upon receiving a proposal from the Chairman. The duties and obligations of the Corporate Governance Committee shall include those listed on Section I of Article 42 of the Securities Market Law, and any others determined by the Board of Directors.
     The duties of the Corporate Governance Committee may be performed by the Audit and Corporate Governance Committee or by a separate committee designated for such purpose.
Thirty Six. Operating Committee or Executive Committee.
     (a) The Company may have an Operating Committee, which may also be called Executive Committee, comprised of such number of members and alternate members of the Board of Directors of the Company (who not need be independent directors), the Chief Executive Officer or such third parties that the Board of Directors of the Company determines and appoints. The members of the Operating Committee shall hold office indefinitely, until removed by the Board of Directors of the Company. The members of the Operating Committee may be reelected and shall receive compensation determined by the General Ordinary Shareholders Meeting or the Board of Directors.
     (b) The meetings of the Operating Committee shall be held upon being convened by the Secretary, or the alternate secretary, of the Board of Directors, or upon request of the Chairman of the Operating Committee or any two (2) of its members, no less than five (5) calendar days before the date of the meeting. The outside auditor of the Company may be convened as guest, without being entitled to cast a vote. The notice of meeting shall be sent via mail, telegram, fax, courier service or through any other means that ensure the reception thereof by the members of such Committee no less than five (5) calendar days before the date of the meeting.
     (c) The Operating Committee may hold valid meetings if a majority of its members are present thereat. Resolutions of the Operating Committee shall be valid if adopted by an affirmative vote of a majority of the members present thereat.
     (d) The Operating Committee may adopt unanimous resolutions without holding a meeting, which resolutions shall be as valid as had the same been adopted at a meeting of the Committee, provided that they are confirmed in writing. Resolutions adopted in

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accordance with this paragraph shall be transcribed in the special book referred to in the last paragraph of this Clause.
     (e) The main duty of the Operating Committee shall be to advise the Board of Directors in connection with the continued operation of the Company; provided, however, that the Operating Committee shall not be empowered to approve any matters but only to make proposals to the Board of Directors of the Company.
     (f) Minutes shall be prepared in respect of each meeting of the Operating Committee, evidencing the attendance of the members of the Committee and the resolutions adopted thereat. Such minutes shall be transcribed in a special book and signed by the Chairman and the Secretary of the meeting.
Thirty Seven. Engagement of Outside Auditors and Advisors.
     (a) The Audit and Corporate Governance Committee(s) shall be entitled to engage providers of legal, accounting, financial and otherwise consulting services, as it/they deem(s) necessary or advisable in order to perform its/their duties and obligations.
     (b) The Audit Committee shall be further entitled to designate, compensate, conserve and supervise the work performed by the independent auditor.
     (c) The Company, through the Board of Directors and in order to support the Audit Committee, shall allocate appropriate funds, as required by such Audit Committee, in order to pay the compensation of the independent auditor, the outside advisors engaged and the administrative ordinary expenses incurred by such Audit Committee in performing its duties and obligations.
CHAPTER FOUR. SHAREHOLDERS MEETINGS
Thirty Eight. Notices of Meeting.
     (a) Notice of General Ordinary or Extraordinary Meetings. The General Ordinary and Extraordinary Shareholders Meetings shall be held in accordance with the provisions of the General Law of Business Corporations and these Bylaws, provided that the respective notices of meeting shall be published (setting forth the time, date, place and agenda of the meeting) in any two (2) of the following publications: Reforma newspaper (business section), El Financiero newspaper, the Official Gazette of the Federal District, the Official Gazette of the Federation or one of the newspapers with the widest circulation in the place in which the registered office of the Company is located, no less than fifteen (15) calendar days before the date of the meeting, upon release of the first notice of meeting. The Company shall also provide such notice directly to any shareholder who has requested such notices at the address provided by such shareholder for such purpose. If the General Shareholders Meeting, whether Ordinary or Extraordinary, cannot be held on the date set for the meeting, a second notice of meeting shall be released explaining such circumstance and setting a new date no less than five (5) calendar days after the date originally set by means of the first notice of meeting. The Company shall also provide such notice directly to any shareholder who has requested such notices at the address provided by such shareholder for such purpose. Meetings may also be held without publishing a notice of meeting if all the shares are present at the time of voting. As of the date on which the first notice of meeting is published, any information and documents related to each of the items of the Agenda shall be made immediately available to the shareholders, at no charge.

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     (b) Minority Rights to Convene General Shareholders Meetings. The holders of voting shares, including limited voting shares, that represent ten percent (10%) of the capital stock of the Company, whether individually or in the aggregate, shall be entitled to request the Board of Directors or the chairmen of the audit and corporate governance committees to convene, at any time, a General Shareholders Meeting, without applying in that regard the percentage referred to in Article 184 of the General Law of Business Corporations.
     (c) Special Meetings. Special Meetings shall be subject to the same requirements established in respect of General Extraordinary Shareholders Meetings.
     (d) Quorum and Resolutions by Ordinary Shareholders’ Meetings. The General Ordinary Shareholders Meeting shall be legally convened by virtue of a first call, if the attending shareholders represent at least fifty percent (50%) of the outstanding voting shares of the Company, and its resolutions shall be valid when adopted by the vote of the majority of the voting shares that are present. In the event of a second call or subsequent call, the Ordinary Shareholders’ Meeting shall be legally convened with any number of common shares represented by the attending Shareholders and its resolutions shall be valid when adopted by the vote of the majority of the voting shares that are present.
     (e) Quorum and Resolutions by Extraordinary Shareholders’ Meetings. General Extraordinary Shareholders Meeting shall be legally installed by virtue of first call, if the attending shareholders represent at least seventy five percent (75%) of the outstanding voting shares of the Company, and its resolutions shall be valid when adopted by the vote of the more than half of the outstanding voting shares of the Company, except for case provided for in Clause Twelve hereof, in which case the affirmative vote of ninety five percent (95%) of the shares representing the subscribed and paid-up capital of the Company is required. In the event of a second call or subsequent call, the Extraordinary Shareholders’ Meeting shall be legally installed if at least fifty one percent (51%) of the outstanding voting shares are present, and its resolutions shall be valid when adopted by the vote of the more than half of the outstanding voting shares of the Company.
Thirty Nine. Supreme Authority.
     The General Shareholders Meeting is the supreme authority of the Company, and its resolutions shall apply to any other bodies.
Forty. General Ordinary Shareholders Meetings.
     (a) The General Ordinary Shareholders Meetings shall be held on such date set by the Board of Directors, provided that in any case they shall be held at least once a year within the first four (4) months following the closing of each fiscal year.
     (b) The General Ordinary Shareholders Meetingis entitled to discuss the following matters:
(i)	Discuss and approve, as the case may be, the matters referred to in Article 181 of the General Law of Business Corporations, including the report on the consolidated and non-consolidated financial statements of the Company referred to in Article 172 of the General Law of Business Corporations for the immediately preceding fiscal year of the Company, whenever the Company owns fifty percent (50%) or more of the capital or other companies, or is entitled to control them, through any other

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means, provided that such investment is equal to or higher than twenty percent (20%) of the stockholders’ equity of the Company.

(ii)	Designate and remove the chairmen of the committees in charge of performing the audit and corporate governance duties.

(iii)	Evaluate the independence of the members of the Board of Directors proposed as independent directors, and establish, at its discretion, the additional requirements to conclude that a director is independent, in addition to those requirements established in the Securities Market Law.

(iv)	Approve any transactions that the Company or the legal entities controlled by it propose to carry out during the fiscal year, in an amount equal to or higher than twenty percent (20%) of the consolidated assets of the Company, based on the figures corresponding to the closing of the quarter that immediately precedes the date on which the transaction is to be carried out, simultaneously with or subsequently to, or in any other manner that may be considered one and the same transaction because of its characteristics.

(v)	Approve, upon proposal of the Board of Directors, the obtaining of directors and officers liability insurance for the members of its Board of Directors, the Chief Executive Officer and the officers. The approval shall include the obligation to pay any remaining indemnity not paid by the corresponding insurance, out of the results of the Company.

(vi)	Approve the reports of the Audit and Corporate Governance Committees referred to in Article 43 of the Securities Market Law.

(vii)	Approve the reports prepared by the Chief Executive Officer in accordance with Article 44-XI of the Securities Market Law, enclosing the report of the outside auditor.

(viii)	Approve the opinion of the Board of Directors on the content of the report of the Chief Executive Officer referred to in the preceding paragraph.

(ix)	Approve the report on the transactions carried out, and the activities conducted, by the Board of Directors it in accordance with the Securities Market Law, that shall have been presented to it by the Board of Directors in accordance with Article 28-IV-e) of the Securities Market Law.

(x)	Designate the maximum amount of financial resources that may be used for the repurchase of its shares; and

(xi)	Any other matter not expressly reserved for the Extraordinary or Special Shareholders Meetings.
     (c) General Ordinary Shareholders Meetings must meet the quorum requirements established in these Bylaws.
Forty One. General Extraordinary Shareholders Meetings.
     (a) The General Extraordinary Shareholders Meetings shall be held in order to discuss any of the matters referred to in Article 182 (one hundred and eighty two) of the

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General Law of Business Corporations and any other matter that calls for a supermajority vote of the shareholders in accordance with applicable laws and these Bylaws, including:
i.	amortization of shares issued by the Company with distributable profits, as well as the issuance of beneficial shares (acciones de goce), limited voting, preferred or any other kind of shares different from common shares;

ii.	cancellation of registration of shares of the Company or any security representing such shares in the National Securities Registry;

iii.	capital increases in terms of Article 53 (fifty three) of the Securities Market Law;

iv.	any other matter that require a special quorum under applicable legal requirements or these Bylaws.
     (b) General Extraordinary Shareholders Meetings shall fulfill the quorum requirements established in these Bylaws.
Forty Two. Minority Rights.
     (a) The holders of voting shares, including limited voting shares or non-voting shares, that represent five percent (5%) or more of the capital stock of the Company, whether individually or in the aggregate, shall be entitled to bring liability actions against the directors. Liability arising out of any acts of the directors shall be exclusively in favor of the Company.
     (b) The holders of voting shares, including limited voting shares, that represent at least ten percent (10%) or more of the shares representing the capital stock at a Meeting may present a motion to adjourn the meeting for three (3) calendar days and without requiring a new notice of meeting, in order to vote in respect of certain matter in respect of which they consider that not enough information has been provided, in which case the percentage referred to in Article 199 of the General Law of Business Corporations shall not apply.
     (c) The holders of voting shares, including limited voting shares, that represent at least twenty percent (20%) of the capital stock may judicially contest the resolutions adopted by the General Meetings in connection with matters in respect of which they are entitled to vote, in which case the percentage referred to in Article 201 of the General Law of Business Corporations shall not apply.
Forty Three. Attendance at Shareholders Meetings.
     (a) Any Shareholders registered in the Company’s stock ledger as registered holders of one (1) or more shares shall be admitted at the Shareholders Meetings. In order to be entitled to attend the meeting, the shareholders registered in the Company’s stock ledger shall deposit their shares with a Mexican institution authorized to receive securities in deposit or leave them with the Secretary of the Board of Directors for custody purposes at the offices located in the registered office of the Company or any credit institution in Mexico or abroad.
     They shall further prove, in form satisfactory to the Secretary of the Board of Directors, or any assignee thereof, that the corresponding shareholder or, as applicable, the beneficiary of the stock exchange brokerage agreement, or analogue instrument, fulfills the requirements established in these Bylaws (including the nationality of the holder) or that they are credit institutions acting as trustees under trusts created by the

Translation for information purposes only
Company for the benefit of its employees or the employees of its subsidiaries or for non-profit purposes and credit institutions that act as trustees under neutral investment trusts created by the Company to which shares of the Company shall have been transferred as underlying asset to issue securities in Mexico or abroad. If the above cannot be proven in accordance with this Clause, the respective person shall not be entitled to participate in the Meeting, and therefore, shall not exercise the corporate rights vested by the Shares, in which case the corresponding provisions of these Bylaws shall apply.
     (b) The deposit to the Company for custody purposes must be made, and the fulfillment of the requirements regarding nationality matters referred to in the preceding paragraphs must be evidenced, no later than the day immediately preceding the date of the Meeting. An admission card shall be issued against deposit of the shares, showing the number and class of shares covered by it, the name of the shareholder and the number of votes corresponding to it at the Meeting. If the deposit is made at a credit institution, the respective certificate shall be submitted to the Company no later than the day preceding the date of the Meeting, in which case the admission card shall be delivered. The shares and certificates shall be returned after the holding of the Meeting, against delivery of the corresponding back-up document prior delivered.
     (c) Furthermore, any persons attending the Meetings of the Company on behalf of the shareholders may evidence their capacity by means of a proxy letter. Such proxy letter must have been in a form prepared by the Company. Proxy letters prepared by the Company must:
(i)	Identify the corporate name of the Company and the respective agenda.

(ii)	Contain space for the instructions given by the grantor for executing the proxy letter.

(iii)	Contain a statement confirming that none of the events referred to in Clause Eight, paragraph (a), of these Bylaws has occurred.

(iv)	Fulfill any other requirement or information, as established by the Board of Directors.
     (d) Any false or missing information of the proxy letter shall result in the annulment of the votes cast by the respective shareholder.
     (e) At least fifteen (15) calendar days prior to holding a Shareholders’ Meeting, the Company shall maintain available to the stock market brokers that prove to represent the shareholders of the Company, any proxy materials provided by the Company in terms of paragraph III of Article 49 (forty nine) of the Securities Market Law. The Secretary of the Board shall examine the compliance of this disposition and shall inform the same to the Shareholders’ Meeting making the corresponding notations in the minutes of the Shareholders’ Meeting.
     (f) The Company shall make available to the stock exchange brokers legitimately representing shareholders of the Company, at the offices of the Company, the information and documentation related to each of the matters contained in the agenda of the corresponding Shareholders Meeting, at no charge, no less than fifteen (15) calendar days before the date of the meeting.

Translation for information purposes only
     (g) The Secretary of the Board of Directors of the Company shall confirm the fulfillment of the requirements established in the preceding paragraphs and inform the same to the Meeting, all of which shall be evidenced in the respective minutes.
Forty Four. The Meeting; Minutes.
     (a) Shareholder meetings shall be chaired by the Chairman of the Board of Directors, and in his absence, by the person designated by the Meeting. The secretary of the Board of Directors shall act as secretary of the Meeting, and in his absence, the assistant secretary shall act as secretary of the meeting. In the absence of the assistant secretary, the secretary of the Meeting shall be such person designated by the Meeting or the Chairman.
     (b) The Chairman shall designate the inspectors of election he deems advisable. They shall prepare the attendance list and calculate the shares present at the Meeting.
     (c) Minutes shall be prepared in respect of each Meeting, which minutes shall be signed by the chairman, secretary and inspectors of election thereof.
     (d) Any copies, certificates or excerpts of the minutes of the Meetings that may be required for any reasons, shall be authorized by the secretary of the Board or the assistant secretary, or in their absence, by the Secretary of the Meeting or the special delegate designated by the Meeting for such purpose.
CHAPTER FIVE. FISCAL YEAR AND FINANCIAL STATEMENTS
Forty Five. Fiscal Years.
     The fiscal year of the Company shall start on January 31st and end on December 31st of each year.
Forty Six. Financial Statements.
     (a) An audited balance sheet and an audited income statement shall be prepared at the end of each fiscal year, setting forth all the data necessary to verify the financial situation of the Company as at the date on which the fiscal year ended.
     (b) The balance sheet and the documents referred to in Article 172 of the General Law of Business Corporations shall be completed within the four (4) months following the closing of each fiscal year, and be made available to the shareholders within the periods established in
Article 173 of the General Law of Business Corporations and in accordance with these Bylaws, without requiring the publication thereof in the Official Gazette of the Federation, as provided for in Article 104 of the Securities Market Law.
Forty Seven. Profit Allocation.
     After making the respective allocations of the necessary amounts for paying accrued taxes, creating or restoring the legal reserve (until the same is equal to one fifth of the capital stock), the remaining amounts, if any, shall be allocated for creating a reserve for repurchasing the shares or any other reserves, as required or ordered by the General Ordinary Shareholders Meeting.
CHAPTER SIX. DISSOLUTION AND LIQUIDATION OF THE COMPANY
Forty Eight. Dissolution.
     The Company shall be dissolved upon occurrence of the liquidation events established in the General Law of Business Corporations.

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Forty Nine. Liquidation.
     Once the Company is dissolved, it shall be liquidated by one or more liquidators to be designated by the Shareholders Meeting.
Fifty. Powers of Liquidators.
     Unless otherwise provided by the General Shareholders Meeting, the liquidators shall have the powers established in Article 242 of the General Law of Business Corporations, and distribute the remaining amounts among the shareholders in accordance with the rules referred to in Articles 113, 247 and 248 of the General Law of Business Corporations and these Bylaws.
Fifty One. Registration of Liquidators.
     As long as the designation of the liquidators is not registered with the Public Registry of Commerce, and such liquidators do not assume office, the Board of Directors and the Chief Executive Officer of the Company shall continue performing their duties and obligations, provided that no new transactions may be initiated after the adoption by the General Shareholders Meeting of a resolution approving the dissolution of the Company or the verification of the existence of a legal cause for such dissolution.
CHAPTER SEVEN. APPLICABLE LAW AND JURISDICTION
fifty two. APPLICABLE LAW AND JURISDICTION.
     These bylaws will be construed in accordance with Mexican law and any action based on them will be subject to the exclusive jurisdiction of the competent courts located in Mexico, Federal District.
TRANSITORY CLAUSES
Clause One Transitory.
     The term of these Bylaws shall be conditioned to: (i) the express approval thereof by the Commission, and (ii) the registration of the CPOs in the National Securities Registry kept by the Commission.
Clause Two Transitory.
     Unless otherwise provided in Clause Fourteen of these Bylaws, the Meeting convened in order to approve the amendment to these Bylaws and the correlative General Ordinary Shareholders Meeting shall designate the directors, despite that the same is not a General Ordinary Shareholders Meeting as referred to in paragraph (a) of the aforementioned Clause Fourteen.
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